Exhibit 10.52

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

8% SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: November 1, 2009	Principal: U.S. $XXXX

FOR VALUE RECEIVED, LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of                                  or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of interest as determined pursuant to Section 2, from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This 8% Senior Secured Convertible Note (including all 8% Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of 8% Senior Secured Convertible Notes issued on May 1, 2009 (the “Original Issuance Date”) pursuant to the Securities Purchase and Exchange Agreement (the “Original Notes”) or issued after May 1, 2009 in satisfaction of interest and/or other amounts owing by the Company to the holders of the Original Notes (the “Interest Notes”) (the Original Notes and Interest Notes are collectively referred to as the “Notes” herein, and any Notes other than this Note are collectively referred to as the “Other Notes”).  This Note is deemed to be issued pursuant to Section 2 of the Holder’s Original Note and is subject to the terms and provisions of the Securities Purchase Agreement.  Certain capitalized terms are defined in Section 29.

(1)                                  MATURITY.  On January 3, 2011 (the “Maturity Date”), the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest, and following receipt of such payment, the Holder shall mark this Note as “Cancelled” and shall surrender such cancelled Note to the Company by courier, registered mail, or other traceable means.  The Company may, upon thirty (30) calendar days prior written notice to Holder and at the sole election of the Company, prepay this Note in whole or in part for a cash redemption price equal to: (i) if the cash redemption price is being paid, in whole or in part, from the proceeds of sales of the Company’s assets, which shall include fees received from licensing the Company’s intellectual property assets, One Hundred Percent (100%) of the portion of the principal amount being redeemed plus all accrued and unpaid interest on the portion of the principal amount being redeemed or (ii) if the cash redemption price is being paid solely from the Company’s income from continuing operations, One Hundred Three Percent (103%) of the portion of the principal amount being redeemed plus all accrued and unpaid interest on the portion of the principal amount being redeemed; provided that (as to both clauses (i) and (ii) above) following such notice the Holder may convert all or any part of the portion of the Note to be redeemed so long as the Company receives a duly executed Conversion Notice pursuant to Section 3 of this Note prior to the date on which prepayment is actually made.

(2)                                  INTEREST; INTEREST RATE.  Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first Business Day of November and May during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”).  Interest shall be payable on each Interest Date at the option of the Company (i) in cash at the rate of 8.00% per annum (the “Cash Interest Rate”) or (ii) at the rate of 10.00% per annum (the “Note Interest Rate”, and together with the Cash Interest Rate, referred to sometimes herein as the “Interest Rate”) in the form of one or more additional 8% Senior Secured Convertible Notes, upon the same terms and conditions of the form of this Note, in the principal amount of such Interest.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Cash Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i).  From and after the occurrence of an Event of Default, the Interest Rate shall be increased so that the Cash Interest Rate shall be twelve percent (12.00%) per annum and the Note Interest Rate per annum shall be fifteen percent (15%) per annum.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3)                                  CONVERSION OF NOTES.  This Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)                                  Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)                                 Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount (as defined below) pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i)                                     “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, plus (B) accrued and unpaid Interest with respect to such Principal, plus (C) any fees and penalties (if any) that become due under this Note and that are not paid by the Company within three (3) days of written demand therefor.

(ii)                                  “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $0.60.

(c)                                  Mechanics of Conversion.

(i)                                     Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian system or (Y) if the Transfer Agent is not participating in DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)                                  Company’s Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay liquidated damages to the Holder for each day of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.  In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii)                               Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note.  The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv)                              Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one Holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each Holder of Notes electing to have Notes converted on such date a pro rata amount of such Holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such Holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d)                                 Limitations on Conversions.

(i)                                     Beneficial Ownership.  Unless waived by the Holder upon no less than sixty one (61) days prior written notice to the Company, the Company shall not effect any conversion of this Note pursuant to Section 3(a) to the extent that after giving effect to such conversion the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  Even if the Holder waives the limitation set forth in the preceding sentence, the Company shall in no event effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentences, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants)

subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  Notwithstanding the foregoing, the limitations of this paragraph shall not apply to any Holder who is an Affiliated Investor (as that term is defined in the Securities Purchase and Exchange Agreement).

(ii)                                  INTENTIONALLY OMITTED.

(4)                                  RIGHTS UPON EVENT OF DEFAULT.

(a)                                  Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)                                     the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due under this Note if such failure continues for a period of at least five Business Days;

(ii)                                  the Company’s failure to pay to the Holder any amounts other than Principal or Interest when and as due under this Note, the Securities Purchase and Exchange Agreement, or the Registration Rights Agreement, which failure is not cured within five Business Days after notice of such default sent by the Holder to the Company;

(iii)                               any default under, redemption prior to maturity of, or acceleration prior to maturity of any Indebtedness (as defined below) of the Company or any of its Subsidiaries (as defined in the Securities Purchase and Exchange Agreement) other than with respect to (A) the Other Notes and (B) the default by Liquidmetal Korea Co. Ltd., the Company’s subsidiary organized under the laws of the Republic of Korea, in existence as of the Original Issuance Date under its loan from Kookmin Bank; provided that in the case of a payment default of such Indebtedness, such default is not cured within applicable cure periods; further provided that in the case of a non-payment default of such Indebtedness that has not resulted in an acceleration or redemption of such Indebtedness prior to its maturity, only upon acceleration or redemption of such Indebtedness;

(iv)                              the Company shall fail to observe or perform any other material covenant or agreement contained in the Securities Purchase and Exchange Agreement or the other Transaction Documents (as defined in the Securities Purchase and Exchange Agreement), which failure is not cured within ten Business Days after notice of such default sent by the Holder to the Company;

(v)                                 the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), or (D) makes a general assignment for the benefit of its creditors;

(vi)                              a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case that remains undismissed for a period of 90 days, (B) appoints a Custodian of the Company or any of its Subsidiaries that remains undischarged or unstayed for a period of 90 days, or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vii)                           a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above;

(viii)                        any breach or failure to comply with Section 15 of this Note;

(ix)                              INTENTIONALLY OMITTED;

(x)                                   any security interest created by the Security Agreement shall at any time not constitute a valid and perfected first priority security interest on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Holder, or any of the security interests granted pursuant to the Security Agreement shall be determined to be void, voidable, invalid or unperfected, are subordinated or are ineffective to provide the Holder with a perfected, first priority security interest in the collateral covered by the Security Agreement (except to the extent expressly subordinated under the terms of the Security Agreement), or, except for expiration or termination in accordance with its terms, the Security Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Company;

(xi)                                the Company or any Subsidiary commits a default under any material contract to which it is a party and as a result of which default the Company or its Subsidiaries will be legally obligated to pay damages in an aggregate amount in excess of $250,000 for such default; or

(x)                                   any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)                                 Redemption Right.  Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the Conversion Amount to be redeemed and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(5)                                  RIGHTS UPON CHANGE OF CONTROL.

(a)                                  Change of Control.  Each of the following events shall constitute a “Change of Control”:

(i)                                     the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which Holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

(ii)                                  the sale or transfer of all or substantially all of the Company’s assets; or

(iii)                               a purchase, tender or exchange offer made to and accepted by the Holders of more than the 50% of the outstanding shares of Common Stock.

No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  The transactions contemplated by the Securities Purchase and Exchange Agreement shall not be deemed to constitute a Change of Control for purposes of this Agreement.

(b)                                 Assumption.  Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the Holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding) to deliver to each Holder of Notes in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such Holder, and satisfactory to the Holders of Notes representing at least a majority of the principal amount of the Notes then outstanding.  In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the Holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 5(b).

(c)                                  Redemption Right.  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending ten days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem; provided, however, that the Company shall not be under any obligation to redeem all or any portion of this Note or to deliver the applicable Change of Control Redemption Price unless and until the applicable Change of Control is consummated.  The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the sum of (i) the Conversion Amount of the portion to be redeemed, plus (ii) the Black Scholes Value, as of the date immediately preceding the date the Change of Control is consummated, of the Holder’s right to convert the Conversion Amount hereunder upon the terms set forth herein (the “Change of Control Redemption Price”).  For the purpose of this Note, “Black Scholes Value” means the value, as reasonably calculated by the Company, of this Note, which shall be determined by use of the Black Scholes Option Pricing Model reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Note as of such date of request and (ii) an expected volatility equal to the greater of 60%

and the 100 day volatility obtained from the HVT function on Bloomberg; provided that the Black Scholes Value of this Note shall not for this purpose exceed an amount equal to $2.50 multiplied by the number of shares of Common Stock for which this Note may be converted at the time the Change of Control is consummated (with such $2.50 cap being subject to adjustment for stock dividends, stock splits, reverse stock splits, and the like).

(6)                                  RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)                                  Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)                                 Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(7)                                  RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)                                  Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the

Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced effective concurrently with such Dilutive Issuance to an amount equal to the New Securities Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)                                     Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold in the Dilutive Issuance.

(ii)                                  Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding.  If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne equally by the Company, on the hand, and the Holders of the Notes, on the other hand.

(iii)                               Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)                                 Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)                                  Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(8)                                 INTENTIONALLY OMITTED.

(9)                                 COMPANY’S RIGHT OF MANDATORY CONVERSION.  (a) Mandatory Conversion.  If at any time from and after the Issuance Date, the Weighted Average Price of the Common Stock exceeds 250% of the conversion price of the Original Notes as of the Original Issuance Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Original Issuance Date) for each of any 20 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) and the Conditions to Mandatory Conversion (as set forth in Section 9(c)) are satisfied or waived in writing by the Holder, the Company shall have the right to require the Holder to convert all or any such portion of the Conversion Amount of this Note designated in the Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”).  The Company may exercise its right to require conversion under this Section 9(a) by delivering within not more than five Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the Holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the Holders received such notice is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall be irrevocable.

(b)                                 Pro Rata Conversion Requirement.  If the Company elects to cause a conversion of all or any portion of the Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action with respect to the Other Notes (except that the Company is not required to take the same action with respect to the Other Notes to the extent limited by Section 3(d) in this Note or similar provisions under the Other Notes).  If the Company elects to cause the conversion of this Note pursuant to Section 9(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the Holders of the Notes equal to the product of (I) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 9(a), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate principal amount of the Original Notes purchased by such Holder pursuant to the Securities Purchase and Exchange Agreement and the denominator of which is the sum of the aggregate principal amount of the Original Notes purchased by all Holders pursuant to the Securities Purchase and Exchange Agreement (except to the extent limited by Section 3(d) in this Note or similar provisions under the Other Notes) (such fraction with respect to each Holder is referred to as its “Allocation Percentage,” and such amount with respect to each Holder is referred to as its “Pro Rata Conversion Amount”).  In the event that the initial Holder of any Notes shall sell or otherwise transfer any of such Holder’s Notes, the transferee shall be allocated a pro rata portion of such Holder’s Allocation Percentage.  The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least 10 Business Days but not more than 60 Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Notes which the Company has elected to be subject to mandatory conversion from all of the Holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes), (iii) each Holder’s Pro Rata Conversion Amount of the Conversion Amount of the Notes the Company has elected to cause to be converted pursuant to this Section 9 (and analogous provisions under the Other Notes) and (iv) the number of shares of Common Stock to be issued to such Holder as of the Mandatory Conversion Date.  All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to be converted on the Mandatory Conversion Date.  If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(c)                                  Conditions to Mandatory Conversion.  For purposes of this Section

9, “Conditions to Mandatory Conversion” means the following conditions: (i) during the period beginning on the date that is six months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date, the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts as set forth in Section 3(c)(i); (ii) on each day during the period beginning on the first Trading Day of the Mandatory Conversion Measuring Period and ending on and including the Mandatory Conversion Date, the Common Stock shall be traded, listed, or quoted (as applicable) on the Principal Market, the NASDAQ Global Market or Global Select Market, the NASDAQ Capital Market, the New York Stock Exchange, or the American Stock Exchange; (iii) on the Mandatory Conversion Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (iv) on the Mandatory Conversion Date, an Authorized Share Failure shall not be in effect; and (v) the average number of shares of Common Stock traded on the Principal Market for the 20 Trading Days prior to the Mandatory Conversion Date shall equal or exceed 200,000 shares per day.

(10)                          NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11)                          RESERVATION OF AUTHORIZED SHARES.

(a)                                 Reservation.  Upon the filing of the Charter Amendment (as defined in the Securities Purchase and Exchange Agreement) with the Delaware Secretary of State, the Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 125% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  Thereafter, the Company, so long as any of the Notes are outstanding, shall use commercially reasonable efforts to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 125% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The number of shares of Common Stock reserved for conversions of the Notes shall be allocated pro rata among the Holders of the Notes based on the principal amount of the Notes held by each Holder at the time of Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a Holder shall sell or otherwise transfer any of such Holder’s Notes, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining Holders of Notes, pro rata based on the principal amount of the Notes then held by such Holders.

(b)                                 Insufficient Authorized Shares.  If at any time after the filing of the Charter Amendment with the Delaware Secretary of State and while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall as soon as practicable use commercially reasonable efforts to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.

(12)                          HOLDER’S REDEMPTIONS.

(a)                                 Mechanics.  In the event that the Holder has sent an Event of Default Redemption Notice or a Change of Control Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c), respectively (each, a “Redemption Notice”), the Holder shall promptly submit this Note to the Company.  If the Holder has submitted an Event of Default Redemption Notice in accordance with Section 4(b), the Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company’s receipt of such notice if such notice is received after the consummation of such Change of Control.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder, at the Holder’s request, a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the Event of Default Redemption Price or the Change of Control Redemption Price (each, the “Redemption Price”), as applicable, to the Holder (or deliver any Common Stock to be issued pursuant to a Redemption Notice) within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price (and issues any Common Stock required pursuant to a Redemption Notice) in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (or any Common Stock required to be issued pursuant to a Redemption Notice) has not been paid.  Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the Closing Bid Price on the date on which the Redemption Notice is voided.

(b)                                 Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the Holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(c) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each Holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13)                          SUBORDINATION TO SENIOR INDEBTEDNESS.

(a)                                 General.  The Company and the Holder covenant and agree that this Note shall be subject to the provisions of this Section 13 and to the extent and in the manner set forth in this Section 13, the indebtedness represented by this Note and the payment of Principal, Interest, the Redemption Price, and any redemption amount, liquidated damages, fees, expenses, or any other amounts in respect of this Note are hereby expressly made subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company now outstanding or hereinafter incurred.  However, notwithstanding anything to the contrary set forth in this Note, the provisions of this Section 13 shall apply only to Senior Indebedness described in clause (ii) of Section 29(q) of this Note.

(b)                                 No Payment if Default in Senior Indebtedness.

(i)                                     no cash payment on account of Principal or Redemption Price of, or Interest on, this Note or any other payment payable with respect to this Note shall be made, and no portion of this Note shall be redeemed or purchased directly or indirectly by the Company, if at the time of such payment or purchase or immediately after giving effect thereto, (A) a default in the payment of principal, premium, if any, interest or other obligations in respect of any Senior Indebtedness occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness) (a “Payment Default”), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or (B) the Company shall have received notice (a “Payment Blockage Notice”) from the holder or holders of Senior Indebtedness that there exists under such Senior Indebtedness a default, which shall not have been cured or waived, permitting the holder or holders thereof to declare such Senior Indebtedness due and payable, but in the case of this clause (B), only for the period (the “Payment Blockage Period”) commencing on the date of receipt of the Payment Blockage Notice and ending on the date such default shall have been cured or waived.  The Company shall resume payments on and distributions in respect of this Note, including any past scheduled payments of the principal of (and premium, if any) and interest on this Note to which the Holder would have been entitled but for the provisions of this Section 13(b)(ii), within five (5) Business Days of the date upon which such Payment Default is cured or waived or ceases to exist or the date on which the Payment Blockage Period ends (and if payment is made within such time period, any Event of Default with respect to such nonpayment shall be cured).

(c)                                  Payment upon Dissolution, Etc.  In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Company or any dissolution or winding up or total or partial liquidation or reorganization of the Company (being hereinafter referred to as a “Proceeding”), the Holder agrees that such Holder shall, upon request of a holder of Senior Indebtedness, and at such holder of Senior Indebtedness’ own expense, take all reasonable actions (including but not limited to the execution and filing of documents and the giving of testimony in any Proceeding, whether or not such testimony could have been compelled by process) necessary to prove the full amount of all its claims in any Proceeding, and the Holder shall not waive any claim in any Proceeding without the written consent of such holder.  If the Holder does not file a proper proof of claim or proof of debt in the form required in any Proceeding at least thirty (30) days before the expiration of the time to file such claim, the holders of any Senior Indebtedness are hereby authorized to file an appropriate claim for and on behalf of the Holder.

The Holder shall retain the right to vote and otherwise act with respect to the claims under this Note (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided that the Holder shall not vote with respect to any such plan or take any other action in any way so as to (i) contest the validity of any Senior Indebtedness or any collateral therefor or guaranties thereof, (ii) contest the relative rights and duties of any of the lenders under the Senior Indebtedness established in any instruments or agreement creating or evidencing the Senior Indebtedness with respect to any of such collateral or guaranties, or (iii) contest the Holders’ obligations and agreements set forth in this Section 13.

Upon payment or distribution to creditors in a Proceeding of assets of the Company of any kind or character, whether in cash, property or securities, all principal and interest due upon any Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive or, if received, to retain any payment or distribution on account of this Note, and upon any such Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 13, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder or any Holders of the Notes.

(d)                                 Payments on Notes.  Subject to Sections 13(b) and 13(c), the Company may make regularly scheduled payments of the Principal of, or Interest on, this Note or any other payment payable with respect to this Note, if at the time of payment, and immediately after giving effect thereto, there exists no Payment Default or a Payment Blockage Period.

(e)                                  Certain Rights.  Nothing contained in this Section 13 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

(f)                                   Subrogation.  Subject to payment in full in cash of all Senior Indebtedness, the rights of the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Company made on such Senior Indebtedness until all principal and interest on this Note shall be paid in full in cash; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the subordination provisions of this Section 13 shall, as between the Holder and the Company and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness.

(g)                                  Rights of Holders Unimpaired.  The provisions of this Section 13 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Section 13 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal thereof (and premium, if any) and interest thereon, in accordance with the terms of this Note.

(h)                                 Holders of Senior Indebtedness.  These provisions regarding subordination will constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions to the same extent as if they were named therein, and they or any of them may proceed to enforce such subordination and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders have agreed in writing thereto.  The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provisions of this Section 13, (i) subject to the limitations set forth herein, increase the amount of, change the manner, terms or place of payment of, or renew or alter, any Senior Indebtedness, or otherwise amend, modify, restate or supplement the same (provided that any such modified indebtedness continues to be constitute Senior Indebedness within the meaning of this Agreement), (ii) sell, exchange or release any collateral mortgaged, pledged or otherwise securing the Senior Indebtedness, (iii) release any Person liable in any manner for the Senior Indebtedness and (iv) exercise or refrain from exercising any rights against the Company or any other Person.

(i)                                     Proceeds Held in Trust.  In the event that notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise) prohibited by the provisions hereof shall be received by the Holder before all Senior Indebtedness if paid in full in cash, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness, as their respective interests may appear, as calculated by the Company, for application to, or to be held as collateral for, the payment of any Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(j)                                    Blockage of Remedies.  In addition to any restrictions included in the Security Agreement, during any Payment Default or any Payment Blockage Period, if an Event of Default has occurred and is continuing under this Note, the Holder will not commence or join with any creditor of the Company in asserting or commencing any proceedings to collect or enforce its rights hereunder or take any action to foreclose or realize upon the indebtedness hereunder for a period beginning on the date of such Event of Default and ending on the date such Payment Default is cured, waived or ceases to exist or the date such Payment Blockage Period ends, as the case may be.

(k)                                 Subsequent Senior Indebtedness Requested Modifications.  In connection with the incurrence of any future Senior Indebtedness, the Holder agrees that it shall act reasonably and negotiate in good faith any modifications to the provisions of this Section 13 reasonably requested by the holder of such Senior Indebtedness; provided that nothing in this section shall restrict the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding from changing or amending this Section 13 pursuant to Section 17 hereof upon the request of the Company.

(l)                                     Failure to Make Payment.  In the event that the Company is prohibited or restricted from making any payment required under this Note by reason of the provisions of this Section 13, such prohibition or restriction shall not preclude the failure to make such payment from being an Event of Default under Section 4(a) of this Note.

(14)                          VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Note.

(15)                          RANK; SECURITY; ADDITIONAL INDEBTEDNESS; LIENS.

(a)                                 Rank.               All payments due under this Note (a) shall rank pari passu in right of payment with all Other Notes (“Pari Passu Indebtedness”), (b) shall be subordinate in right of payment to the prior payment of all existing and future Senior Indebtedness upon the terms set forth in Section 13 above, and (c) shall be senior in right of payment to all other Indebtedness of the Company, other than Senior Indebtedness and Pari Passu Indebtedness.

(b)                                 Security.  This Note is secured by assets of the Company under that certain Security Agreement, dated May 1, 2009, among the Company and the purchasers of the Original Notes (the “Security Agreement”).

(c)                                  Incurrence of Certain Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness which shall rank senior to the Notes, other than Senior Indebtedness and Qualified Subsidiary Indebtedness.  “Qualified Subsidiary Indebtedness” means: (i) Indebtedness incurred by Liquidmetal Coatings, LLC or its Subsidiaries, but only to the extent not guaranteed by, or secured by the assets of, the Company or any other Company Subsidiary, and (ii) Indebtedness incurred by the Company’s foreign subsidiaries, but only to the extent not guaranteed by, or secured by the assets of, the Company or any Company Subsidiary incorporated in the United States.  “Qualified Subsidiary Indebtedness” shall not include any Indebtedness incurred by Liquidmetal Korea Co. Ltd., a subsidiary of the Company organized under the laws of the Republic of Korea (“LMK”), after the date of the Securities Purchase and Exchange Agreement except to the extent that such Indebtedness is incurred to refinance Indebtedness existing prior to the date of the Securities Purchase and Exchange Agreement on terms than are more favorable or the same to LMK as the terms of such existing Indebtedness.

(d)                                 Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Senior Indebtedness, Pari Passu Indebtedness, or Qualified Subsidiary Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting an Event of Default has occurred and is continuing.

(16)                          PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock (each, a “Distribution”), in each such case to the extent of the Distribution as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments (if any) under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17)                          AMENDMENT TO THE TERMS OF NOTES; LIKE TREATMENT OF NOTES.  This Note shall not be modified, amended, changed, terminated, supplemented, or any term or condition hereof waived except in writing signed by the Company and Holder.  In addition, neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption or conversion of the Notes, or otherwise, to any Holder of Notes, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Notes, unless such consideration is required to be paid to all Holders of Notes.  The Company shall not, directly or indirectly, redeem any Notes unless such offer of redemption is made pro rata to all Holders of Notes on identical terms.  For clarification purposes, this provision constitutes a separate right granted by the Company to each Holder of Notes and negotiated separately by each Holder of Notes, is intended for the Company to treat the Holders of Notes as a class, and shall not in any way be construed as the Holders of Notes acting in concert or as a group with respect to the purchase, disposition or voting of Notes or otherwise.

(18)                          TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase and Exchange Agreement.

(19)                          REISSUANCE OF THIS NOTE.

(a)                                 Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)                                 Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c)                                  Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)                                 Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal and Interest of this Note, from the Issuance Date.

(20)                            REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities Purchase and Exchange Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21)                            PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22)                            CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23)                            FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24)                            DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25)                            NOTICES; PAYMENTS.

(a)                                  Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase and Exchange Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.  Notwithstanding the foregoing, Section 4(i) of the Securities Purchase and Exchange Agreement shall apply to all notices given pursuant to this Note.

(b)                                 Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase and Exchange Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(26)                            CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27)                            WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase and Exchange Agreement.

(28)                            GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29)                            CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)                                  “Approved Stock Plan” means any employee benefit, option or incentive plan which has been approved by the Board of Directors and shareholders of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company; provided that the number of shares of the Company’s Common Stock issuable pursuant to such plans, in the aggregate, shall not exceed 10% of the shares of the Company’s Common Stock outstanding on a fully-diluted basis on the date of the First Closing (as defined in the Securities Purchase and Exchange Agreement) after giving effect to the First Closing and the full exercise of the Series A-1 Option

(as defined in the Securities Purchase and Exchange Agreement), as adjusted for stock splits, reverse stock splits, and the like, unless such increased amount of shares is approved by the holders of the Company’s Common Stock and the holders of the Company’s Series A-1 Preferred Stock and Series A-2 Preferred Stock voting together as a single class.  For purposes of this definition, “fully-diluted basis” shall take into account all outstanding shares of Common Stock as well as all shares of Common Stock issuable upon the conversion of all outstanding convertible securities of the Company, including all options and warrants granted.

(b)                                 “Bloomberg” means Bloomberg Financial Markets.

(c)                                  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)                                 “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e)                                  “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(f)                                    “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(g)                                 “Excluded Security” means any share of Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion or exercise of any Notes, Other Notes, warrants or shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock of the Company issued (A) pursuant to the Securities Purchase and Exchange Agreement, (B) as dividends on the Series A Preferred Stock, or (C) as interest under the Notes or Other Notes; (iii) upon conversion or exercise of any Options or Convertible Securities which are outstanding on the Issuance Date, (iv) pursuant to or in connection with commercial credit arrangements, equipment lease financings, acquisitions of other assets or businesses, and strategic transactions not primarily for financing purposes (including licensing or development agreements), but only to the extent the transactions described in this clause (iv) are entered into with non-affiliates of the Company.

(h)                                 “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries, and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.  Notwithstanding the foregoing, trade payables incurred in the ordinary course of business shall not constitute “Indebtedness” for purposes of this Note.

(i)                                     “Issuance Date” means November 1, 2009.

(j)                                     “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(k)                                  “Original Issuance Date” means the First Closing Date, as defined in the Securities Purchase and Exchange Agreement.

(l)                                     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(m)                               “Principal Market” means the OTC Bulletin Board.

(n)                                 “Registration Rights Agreement” means that certain Registration Rights Agreement, dated May 1, 2009, between the Company and the initial Holders of the Original Notes.

(o)                                 “SEC” means the United States Securities and Exchange Commission.

(p)                                 “Securities Purchase and Exchange Agreement” means the Securities Purchase and Exchange Agreement, dated May 1, 2009, among the Company and the initial Holders of the Original Notes pursuant to which the Company issued the Original Notes.

(q)                                 “Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements, collateral protection expenses and other reimbursement or indemnity obligations relating thereto)), and all other obligations of the Company under (i) any of the agreements or instruments evidencing any Indebtedness of the Company and its Subsidiaries arising after the Original Issuance Date to an unaffiliated, third-party commercial lender (together with any renewals, refundings, refinancings or other extensions thereof) for purposes of purchasing equipment (which debt shall be secured only by the assets purchased with such financing), and (ii) Indebtedness not to exceed $4,000,000 in the aggregate that is secured solely by the Company’s and/or its Subsidiaries’ accounts receivable and/or inventory.

(r)                                    “Subsidiary” means any business entity as to which the Company directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity securities of such entity.

(s)                                  “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(t)                                    “Warrants” means the warrants issued under the Securities Purchase and Exchange Agreement to the initial Holders of the Original Notes.

(u)                                 “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name:	Tony Chung
Title:	Chief Financial Officer

EXHIBIT I

LIQUIDMETAL TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the 8% Senior Secured Convertible Note (the “Note”) issued to the undersigned by Liquidmetal Technologies, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

The undersigned hereby certifies to the Company that the undersigned’s conversion of the amount set forth above in accordance with Section 3(a) of the Note will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note; provided that if the undersigned has previously waived the 4.99% beneficial ownership limitation upon no less than sixty one (61) days prior written notice, the undersigned certifies to the Company that the undersigned’s conversion of the amount set forth above will not directly result in the undersigned (together with the undersigned’s affiliates) beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note.  Notwithstanding the foregoing, the certification set forth in this paragraph shall not apply to, and shall not be deemed to be made by, any Affiliated Investor (as that term is defined in the Purchase Agreement referred to in the Note).

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Co. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated May 1, 2009, from the Company.

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name:
Title: